EXHIBIT 11.1

INDEPENDENT AUDITOR'S INCLUSION LETTER

We agree to the inclusion in the Cardone REIT I, LLC Form I-K dated April 25, 2022 of our report, dated April 25, 2022, on our audit of the financial statements of Cardone REIT I, LLC as of December 31, 2021, and for the period from inception (July 22, 2021) to December 31, 2021.

Kaufman, Rossin & Co., P.A.

April 25, 2022

Miami, Florida